Exhibit 99.2

SITI-Sites. com Agrees to Invest in EZCD.com; Content and Technology Sharing Established Between SITI and EZCD

New York, N.Y., Tuesday, January 11, 2000----Siti-Sites.com, Inc. (OTC BB:
SITI), announced today that it had agreed to invest $500,000 in Volatile Media, Inc., which does business as EZCD.com ( www.ezcd.com), a premier custom music compilation company. Over 13,000 independent and unsigned artists and 450 labels have adopted EZCD.com's e-commerce tools (patent pending) to promote and sell their music.

The terms of the SITI investment are subject to negotiation and execution of final documents. In the interim, SITI has made a bridge loan in such investment amount, which comes due not later than February 15, 2000, by when documentation should be completed. Upon closing of the investment, SITI will acquire convertible preferred stock and five-year warrants (exercisable at substantially higher prices) totalling approximately 4% of EZCD's common stock equity, after conversion and exercise. A similar type investment is being made by another investor, and the privately-held EZCD.com is in the process of raising equity financing on a much larger scale.

Lawrence Powers and Robert Ingenito, the Chairman and Vice-Chairman of SITI, stated that the investment was being made to enhance SITI's content, and also its data management tools. EZCD combines varied content with highly-useful services to artists and labels. These include an easy-to-use e-commerce and royalty reporting system, automated publishing software to disseminate tour-dates and other artist generated news, and powerful e-mail and communication tools. EZCD's services to consumers and fans include personalized music selections and one-click registration for newsletters and fan clubs, all of which fit into SITI's long-range plans for its growing content on several websites.

EZCD's participating labels include BMG, Beggars' Banquet, and The Orchard; participating artists range from Bauhaus to Gilberto Gil, and from Professor Griff to Louis Armstrong. Corporate partners, including Clairol, Liberty Travel and Ziff-Davis, have been attracted to EZCD's focus on college-age consumers and its diverse music catalog of rock, dance, hip-hop, latin and world genres, which can be used for highly -targeted special promotions.

Concurrently with the investment commitment, SITI has entered into a Content and Technology Sharing Agreement with EZCD, under which EZCD.com will make its music content, and the software and related technology for all of its services, available on a private-label basis to all of SITI's websites.

This Sharing Agreement further provides for linkage between all of EZCD's websites with all of SITI's e-commerce websites ( presently www.tropia.com, www.hungrybands.com, www.newmediamusic.com and www.newyorkexpo.com) for shared promotion and commerce. Cross-promotional activities for CD giveaways, content sharing, provision of services to artists and fans, and sharing of new technology developed by SITI or EZCD, are contemplated. SITI's senior executives will join EZCD's advisory panel.

EZCD.com aims at the same college and youth markets as SITI's existing sites. EZCD.com has also developed several non-music marketing partners, who offer custom CD's as part of their consumer product promotions. This type of tie-in marketing using music giveaways or prizes, lends itself to the previously announced data mining and management planned within SITI.

This press release contains statements that are "forward looking", which are based on management's current hopes and expectations. There can be no guarantees as to SITI's or EZCD's future performance, or that the plans or operations of either of them will prove successful. For a discussion of the risks, capital needs and competition relating to SITI and its business, see SITI's publicly filed quarterly reports (the latest is dated November 9, 1999), recent news releases, and its annual report publicly filed in July, 1999, all of which are available on the Internet, and by request to SITI at 594 Broadway, Suite 1001, New York, N.Y. 10012.